SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 12, 2005

VendingData Corporation
(Exact Name of Registrant as Specified in Its Charter)

Nevada	00-32161	91-1696010
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6830 Spencer Street Las Vegas, Nevada 89119
(Address of principal executive offices)

(702) 733-7195
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry into a Material Definitive Agreement

On July 12, 2005, VendingData entered into a Settlement Agreement with Shuffle Master, Inc., with respect to the legal proceeding filed on March 27, 2002, by Shuffle Master, Inc., against VendingData in the United States District Court, District of Nevada (Case No. CV-S-02-0438-JCM-PAL). The complaint alleged, among other things, claims for patent infringement relating to two of Shuffle Master’s patents and requested treble damages and an injunction enjoining VendingData from infringing on such patents. The Shuffle Master patents at issue are United States Patent Numbers 6,325,373 and 6,068,258, regarding registering use of a playing card shuffler apparatus and the displaying of the use on a display. VendingData had denied the claims and asserted counterclaims against Shuffle Master. The trial date for this matter was set for July 25, 2005.

Pursuant to the Settlement Agreement, the parties have agreed to dismiss their claims and counter-claims in the particular action and Shuffle Master has agreed not to bring any claims against VendingData for the infringement of the above-referenced patents for past or future use of the technology, with the exception of matters involving infringement of the following aspects of Patent No. 6,325,373: (i) a method of recovering from a card jam in an automatic card shuffler, as further described in Claim 6 of Patent No. 6,325,373; and (ii) an automatic card shuffler with a card moving mechanism to clear card jams, as further described in Claim 7 of Patent No. 6,325,373. In return, VendingData will make settlement payments to Shuffle Master in the amount of $400,000 payable on or before July 14, 2005, and $400,000 which is due on or before May 14, 2006.

The Settlement Agreement extends only to the matters described above relating to Patent Numbers 6,325,373 and 6,068,258, and does not extend to the legal proceeding filed on October 5, 2004, by Shuffle Master, Inc., against VendingData in the United States District Court, District of Nevada (Case No. CV-S-04-1373-JCM-LRL). Those litigation proceedings continue and are not affected by the Settlement Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement

See Item 1.01 above.

Item 7.01 Regulation FD

See Item 1.01 above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VENDINGDATA CORPORATION

July 14, 2005	By:	/s/ Mark R. Newburg
By: Mark R. Newburg
Its: Executive Director and Treasurer